EXHIBIT 10.35

LANDRY’S RESTAURANTS, INC.

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 29, 2007

to

INDENTURE

Dated as of December 28, 2004

7.50% SENIOR NOTES DUE 2014

FIRST SUPPLEMENTAL INDENTURE, dated as of October 29, 2007, between LANDRY’S RESTAURANTS, INC., a Delaware corporation (the “Company”), the Subsidiary Guarantors named herein and U.S. BANK NATIONAL ASSOCIATION, as successor to Wachovia Bank, National Association, as Trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee a certain Indenture, dated as of December 28, 2004 (the “Indenture”), pursuant to which $400,000,000 aggregate principal amount of 7.50% Senior Notes due 2014 of the Company (collectively, the “Notes”) were issued; and

WHEREAS, the Company has commenced a consent solicitation to amend certain terms of the Indenture; and

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes for certain purposes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; and

WHEREAS, in connection with the exchange offer and consent solicitation by the Company pursuant to the Offering Memorandum dated September 24, 2007, (as amended, the “Offering Memorandum”), the Company has obtained the consent of the holders of a majority in aggregate principal amount of the Notes to the amendments to the Indenture described in the Offering Memorandum; and

WHEREAS, the Company has created or acquired certain new Restricted Subsidiaries (the “New Restricted Subsidiaries”) and pursuant to Section 4.19 of the Indenture each such New Restricted Subsidiary is required to execute and deliver to the Trustee a supplemental indenture pursuant to which such New Restricted Subsidiary shall unconditionally and irrevocably guarantee the Company’s obligations under the Indenture; and

WHEREAS, each New Restricted Subsidiary desires to execute this First Supplemental Indenture for the purpose of agreeing and acknowledging that it is a Subsidiary Guarantor under the terms of the Indenture; and

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture; and

WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Sections 9.06, 13.04 and 13.05 of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment to and waiver of the Indenture have been done.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders of the Notes, as follows:

SECTION 1. Amendments to the Indenture.

(a) The following definitions in Section 1.01 of the Indenture are hereby modified to read in their entirety as follows:

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the sum, without duplication, of the Consolidated Net Income of such Person for such period, plus: (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (2) Fixed Charges to the extent deducted in computing such Consolidated Net Income; plus (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period except as a result of the execution and performance by the Company of its obligations under the Stipulation of Settlement) and other non-cash expenses or charges (excluding any such non-cash expense or charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; minus (4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges and the depreciation and amortization and other non-cash expenses or charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount of Consolidated Net Income of such Restricted Subsidiary would be permitted, at the date of determination, to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of: (1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount (except as a result of the execution and performance by the Company of its obligations under the Stipulation of Settlement), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted

Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

(b) The following definitions are hereby added to Section 1.01 of the Indenture:

“9.5% Notes” means the 9.5% Senior Notes due 2014 issued by the Company pursuant to the Indenture dated as of October 29, 2007.

“Settlement Fees and Expenses” means the “Fees” and “Out-of-Pocket Expenses” as such terms are defined in the Stipulation of Settlement.

“Stipulation of Settlement” means that certain Stipulation of Settlement entered into as of August 29, 2007 by and among the Company, Post Advisory Group, LLC, Lord Abbett Bond-Debenture Fund, Inc., and U.S. Bank National Association, as indenture trustee under the 7.50% Senior Notes Indenture (Civil No. 3:07-CV-00406).

(c) The Indenture is hereby amended to add a new Section 13.14 as follows:

“Section 13.14. Stipulation of Settlement. Notwithstanding anything in paragraphs 6.01 and 6.02 to the contrary, if (i) Plaintiff has not consummated the Exchange by November 1, 2007, or (ii) Plaintiff does not pay all reasonable Fees and Out-of-Pocket Expenses of all Defendants and Senior Note Holders, as described in Section 5 of the Stipulation of Settlement , the Senior Notes shall be deemed in default under the Indenture, an uncurable Event of Default, as defined in the Indenture, shall have occurred and such Senior Notes shall be deemed accelerated under the terms of Section 6.02 of the Indenture without any further act by any party; provided that the November 1, 2007 deadline for consummation of the Exchange may be extended for 15 days solely in the event the SEC has yet to qualify the Indenture under the Trust Indenture Act of 1939. Initially capitalized terms used in this Section 13.14 but not defined in the Indenture have the meanings ascribed to them in the Stipulation of Settlement.”

(d) Section 4.09 is hereby amended to read in its entirety as follows:

“Section 4.09. Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company shall not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $400.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any Indebtedness incurred pursuant to this clause (1) (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to Section 4.11 hereof;

(2) Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees issued pursuant to this Indenture;

(4) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the 9.5% Notes and the related Subsidiary Guarantees to be issued pursuant to the Indenture dated October 29, 2007 among the Company, the Subsidiary Guarantors named therein and U.S. Bank, National Association;

(5) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $25.0 million at any time outstanding;

(6) the incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.09 or clauses (2), (3), (4), (5), (6) or (9) of this paragraph;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Wholly Owned Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor;

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a

Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7); and

(c) Indebtedness owed to the Company or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Subsidiary Guarantor;

(8) the Guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that, if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu to the same extent as the Indebtedness Guaranteed;

(9) the incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $25.0 million;

(10) (i) Indebtedness of the Company or any of its Restricted Subsidiaries under agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the acquisition or disposition of any business or assets, so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition, (ii) Indebtedness of the Company of any its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to worker’s compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence and (iv) the incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(11) Indebtedness of the Company to the extent that the net proceeds thereof are promptly deposited to defease the Notes in accordance with the provisions of Article Eight herein; and

(12) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness or Capital Stock incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and Permitted Refinancing Indebtedness incurred in respect thereof; provided, however, that after giving effect to the incurrence of such Indebtedness, the Company would be able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of this Section 4.09.

For purposes of determining compliance with this Section 4.09, if any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company shall be permitted to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 4.09. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued under this Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be incurred pursuant to this Section 4.09 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.”

(e) Section 7.05 is hereby amended to read in its entirety as follows:

“Section 7.05. Notice of Defaults.

If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 30 days after its knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on, any Note or a Default or Event of Default in complying with Section 5.01, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of Holders. This Section 7.05 shall be in lieu of the proviso to Section 315(b) of the TIA and such proviso to Section 315(b) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA. For purposes of this Section 7.05, the Trustee shall not be deemed to have knowledge of a Default or an Event of Default hereunder unless an officer of the Trustee with direct responsibility for the administration of this Indenture has actual knowledge thereof, or unless written notice of any event which is a Default or an Event of Default is received by the Trustee and such notice references the Notes or this Indenture.”

(f) Each of Landry’s Harlows, Inc., a Texas corporation, Nashville Aquarium, Inc. a Texas corporation and Landry’s Seafood Inn & Oyster Bar II, Inc., a Texas corporation unconditionally and irrevocably guarantees to each Holder and to the Trustee the due and punctual payment of the principal of, premium, if any, and interest on the Notes and all other amounts due and payable under the Indenture on the terms and subject to the conditions set forth in Article Eleven of the Indenture and agrees to be bound by all other provisions of the Indenture applicable to a “Subsidiary Guarantor” therein.

SECTION 2. Effectiveness. This First Supplemental Indenture shall become effective and be deemed effective as of the date first set forth above; provided, however, that the amendments to the Indenture set forth in Section 1 above shall not become operative until the Company has accepted and made complete payment for any and all outstanding Notes validly tendered and not withdrawn pursuant to the terms of the Offering Memorandum. On and after the effectiveness of this First Supplemental Indenture, each reference to the Indenture in the Indenture or any other document related thereto shall mean and be a reference to the Indenture as amended by this First Supplemental Indenture.

SECTION 3. Ratification of Indenture. The Indenture as specifically amended by this First Supplemental Indenture is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this First Supplemental Indenture shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under the Indenture or any other document related thereto nor constitute a waiver of any provision thereof.

SECTION 4. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 5. Headings, Etc. Section headings of this First Supplemental Indenture are inserted for convenience of reference only and are not to be considered party of this First Supplemental Indenture for any purpose.

SECTION 6. Counterparts. This First Supplemental Indenture may be executed by the parties hereto in separate counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 7. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

SECTION 8. Acknowledgment. The execution and performance by the Company and the Subsidiary Guarantors of obligations under the Stipulation of Settlement shall not constitute a Default or Event of Default under the Indenture; provided, however, as set forth in such Stipulation of Settlement, certain non-performance of the Stipulation of Settlement would constitute a Default under the Indenture.

[Signature page follows.]

IN WITNESS WHEREOF, the parties below have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

LANDRY’S RESTAURANTS, INC., Issuer

By:
Name:	Steven L. Scheinthal
Title:	Executive Vice President, General Counsel and Secretary

Subsidiary Guarantors:

C.A. MUER CORPORATION
CAPT. CRAB’S TAKE-AWAY OF 79TH STREET, INC.
CHLN, INC.
CHLN—MARYLAND, INC.
CRAB HOUSE, INC.
CRYO REALTY, CORP.
FSI DEVCO, INC.
FSI RESTAURANT DEVELOPMENT, LTD.
BY:	Saltgrass, Inc., General Partner of FSI Restaurant Development, Ltd.
HOSPITALITY HEADQUARTERS, INC.
HOUSTON AQUARIUM, INC.
INN AT THE BALLPARK CATERING, INC.
LANDRY’S CRAB SHACK, INC.
LANDRY’S DEVELOPMENT, INC.
LANDRY’S DOWNTOWN AQUARIUM, INC.
LANDRY’S G.P., INC.
LANDRY’S HARLOWS, INC.
LANDRY’S LIMITED, INC.
LANDRY’S MANAGEMENT, L.P.
BY:	Landry’s G.P., Inc., General Partner of Landry’s Management, L.P.
NASHVILLE AQUARIUM, INC.
LANDRY’S PESCE, INC.
LANDRY’S SEAFOOD HOUSE—ALABAMA, INC.
LANDRY’S SEAFOOD HOUSE—ARLINGTON, INC.
LANDRY’S SEAFOOD HOUSE—BILOXI, INC.
LANDRY’S SEAFOOD HOUSE—COLORADO, INC.
LANDRY’S SEAFOOD HOUSE—FLORIDA, INC.
LANDRY’S SEAFOOD HOUSE—LAFAYETTE, INC.
LANDRY’S SEAFOOD HOUSE—LITTLE ROCK, INC
LANDRY’S SEAFOOD HOUSE—MEMPHIS, INC.
LANDRY’S SEAFOOD HOUSE—MINNESOTA, INC.
LANDRY’S SEAFOOD HOUSE—MISSOURI, INC.
LANDRY’S SEAFOOD HOUSE—NEVADA, INC.
LANDRY’S SEAFOOD HOUSE—NEW MEXICO, INC.

LANDRY’S SEAFOOD HOUSE—NEW ORLEANS, INC.
LANDRY’S SEAFOOD HOUSE—NORTH CAROLINA, INC.
LANDRY’S SEAFOOD HOUSE—OHIO, INC.
LANDRY’S SEAFOOD HOUSE—SAN LUIS, INC.
LANDRY’S SEAFOOD HOUSE—SOUTH CAROLINA, INC.
LANDRY’S SEAFOOD INN & OYSTER BAR, INC.
LANDRY’S SEAFOOD INN & OYSTER BAR II, INC.
LANDRY’S SEAFOOD INN & OYSTER BAR—GALVESTON, INC.
LANDRY’S SEAFOOD INN & OYSTER BAR—KEMAH, INC.
LANDRY’S SEAFOOD INN & OYSTER BAR—SAN ANTONIO, INC.
LANDRY’S SEAFOOD INN & OYSTER BAR—SUGAR CREEK, INC.
LANDRY’S SEAFOOD KEMAH, INC.
LANDRY’S SEAFOOD & STEAK HOUSE—CORPUS CHRISTI, INC.
LANDRY’S TRADEMARK, INC.
LCH ACQUISITION, INC.
LSRI HOLDINGS, INC.
MARINA ACQUISITION CORPORATION OF FLORIDA, INC.
NEVADA AQUARIUM, INC.
OCEAN BLUE INDUSTRIES, INC.
RAINFOREST CAFE, INC.
RAINFOREST CAFE, INC.—BALTIMORE COUNTY
RAINFOREST CAFE, INC.—CHA CHA
RAINFOREST CAFE, INC.—KANSAS
RAINFOREST TRADEMARK, INC.
SALTGRASS, INC.
SEAFOOD HOLDING SUPPLY, INC.
SUMMIT AIRCRAFT SERVICES, INC.
SUMMIT ONE NETWORK, INC.
SUMMIT SEAFOOD SUPPLY, INC.
SUMMIT SUPPLY, INC.
WEST END SEAFOOD, INC.
WILLIE G’S GALVESTON, INC.
WILLIE G’S POST OAK, INC.
WSI FISH LIMITED
BY:	Saltgrass, Inc., General Partner of WSI Fish Limited

By:
Name:	Steven L. Scheinthal
Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, Trustee

By:
Name:	Steven A. Finklea
Title:	Vice President